                                                                    EXHIBIT 23.1





                              ACCOUNTANT'S CONSENT


To the Board of Directors
CB Bancshares, Inc.


We consent to incorporation by reference in Registration Statement Nos. 333-81279 and 333-64437 on Form S-8 of CB Bancshares, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheet of CB Bancshares, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of income (loss), changes in stockholders' equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in this 1999 Annual Report on Form 10-K of CB Bancshares, Inc.


KPMG LLP
Honolulu, Hawaii
March 15, 2000